EXHIBIT 99


            UNION PACIFIC ANNOUNCES CONVERTIBLE PREFERRED SECURITIES

Dallas, TX, March 18 -- Union Pacific Corporation (NYSE: UNP) announced today that it plans to privately place $1 billion of preferred securities of a statutory business trust sponsored by the Corporation, convertible into Common Stock of the Corporation, to provide the Company financial flexibility in funding its 1998 capital improvement programs and restoring quality service to its customers.

    The Convertible Preferred Securities to be offered by the Corporation will not be registered under the Securities Act of 1933 as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or the availability of an applicable exemption from such registration requirements.

    The Corporation operates in the areas of rail transportation (Union Pacific Railroad) and trucking (Overnite Transportation Company).